Ancillary
Care
Services

Jim Robinson
3616 Binkley Avenue
Dallas, TX 75205

December 23, 2009

Jim,

Please review and accept the following as an amendment to your offer letter dated November 10, 2008. Please sign below to acknowledge your acceptance.

As discussed, the Board has agreed to allow me to commit the company to pay to you a moving bonus of $62,500 on May 1, 2010 and then another $62,500 on each of May 1 2011, 2012 and 2013, for an total possible aggregate of $250,000, in each instance, as long as and only if, you remain an employee of the company under the terms of your Employment Agreement on each such date.

In addition, we will pay you the previously agreed to guaranteed bonus of $25,000 for 2009 in the next scheduled payroll check following your signature below.

We are working with Jeffrey Baumel and his team at Sonnenschein on your final Employment Agreement that will memorialize the terms stated in your original offer letter and included herein. Jeff has determined that the Compensation Committee must approve the final document and the Board must grant its approval as well. We will have a draft to you for your review within the next few days at the very latest. Please review and provide your comments to me at your earliest convenience.

Sincerely,

David S. Boone
President and CEO

Accepted:

James T. Robinson
Date: 12/23/09